Exhibit 3.2

BY‑LAWS

OF

THE HERSHEY COMPANY

Incorporated October 24, 1927
Under the Laws of the
State of Delaware

Corporate Headquarters 19 East Chocolate Avenue Hershey, Pennsylvania 17033	Amended and Restated by the Board of Directors as of February 21, 2017

Table of Contents

Table of Contents
Page

Article VI ‑ Indemnification		6
Section 1.	General	6
Section 2.	Advancement of Expenses	6
Section 3.	Rights Not Exclusive	6
Section 4.	Claims	6
Section 5.	Limitation on Indemnification	6
Section 6.	Amendment or Repeal	6

Article VII ‑ Emergency Conditions		6
Section 1.	Board of Directors	6
Section 2.	Chief Executive Officer	7
Section 3.	Notice of Meetings	7
Section 4.	Powers During an Emergency Condition	7
Section 5.	Liability	7
Section 6.	Effectiveness of Other By‑laws	7

Article VIII - Forum for Adjudication of Disputes		7

Article IX - Amendments		7

BY‑LAWS

OF

THE HERSHEY COMPANY

ARTICLE I ‑ STOCKHOLDERS

Section 1. Annual Meeting. The annual meeting of stockholders shall be held for the election of directors at such date, time and place, either within or without the State of Delaware, as may be designated by resolution of the Board of Directors. Any other proper business may be transacted at the annual meeting.

Section 2. Special Meetings. A special meeting of stockholders may be called by the Board of Directors, the Executive Committee of the Board of Directors, or by stockholders holding in the aggregate at least twenty‑five percent of the outstanding votes entitled to be cast by holders of the Common Stock and the Class B Common Stock voting together without regard to class on the date such meeting is called.

Section 3. Quorum and Required Vote. At any meeting of stockholders at which any action is to be taken (including the election of directors) by the vote of the holders of the Common Stock and the Class B Common Stock voting together without regard to class in accordance with the provisions of the Restated Certificate of Incorporation, the presence in person or by proxy of the holders of a majority of the votes entitled to be cast by both such classes at the meeting shall constitute a quorum. With respect to the taking of any action (including, with respect to the Common Stock, the election of directors) as to which either the Common Stock or the Class B Common Stock is entitled to vote separately as a class pursuant to the provisions of the Restated Certificate of Incorporation, the presence in person or by proxy of the holders of a majority of the votes entitled to be cast by such class voting separately as a class at the meeting shall constitute a quorum. Except as to the election of directors, at every such meeting at which a quorum is present for the taking of any action, a majority of the votes present or represented shall be necessary to take such action with the Common Stock and the Class B Common Stock voting together without regard to class or separately as a class or classes as are prescribed by the provisions of the Restated Certificate of Incorporation. With respect to the election of directors, the persons receiving the greatest number of votes, in descending order, shall be elected for the positions to be filled. The absence of a quorum as provided for herein for the taking of any one or more action(s) shall not prevent the taking of any other action for which a quorum is present, but the presence of a quorum for the taking of any one or more action(s) shall not authorize the taking of any other action for which a quorum is not present.

Section 4. Conduct of Meetings. The Board of Directors and/or the chair of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and, in the case of the chair of the meeting to do all such acts as are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting, may include, without limitation: (a) the setting of the business for the meeting and the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to the stockholders of record of the Company, their duly authorized and constituted proxies or such other persons as the chair shall permit; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; (e) not requiring motions or seconding of motions and deeming directors nominated, or proposals made, by or under the authority of the Board of Directors to be properly before the meeting without further action; and (f) limitations and restrictions as to the content of and the time allotted, if any, to questions or comments by participants. Meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

Section 5. Notice of Stockholder Business. At any meeting of the stockholders, only such business, including proposals to be voted on (but excluding the nomination and election of directors, which are covered in Section 2 of Article III of these By-laws) shall be conducted as shall have been properly brought before the meeting. To be properly brought before the meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) brought before the meeting by or at the direction of the Board of Directors or by a stockholder or stockholders holding, in the aggregate, at least twenty-five percent (25%) of the outstanding votes entitled to be cast by holders of the Common Stock and Class B Common Stock voting together without regard to class, or (c) properly requested to be brought before the meeting by a stockholder. For business to be properly requested to be brought before a meeting by a stockholder pursuant to (c) above, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, such written notice must be delivered to or mailed and received at the principal executive offices of the Company (1) with respect to business to be conducted at an annual meeting of stockholders, not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the anniversary of the date of the immediately preceding annual meeting, and (2) with respect to business to be conducted at a special meeting of stockholders, not later than the close of business on the fifteenth (15th) day following the day on which notice of such meeting was mailed to stockholders. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the meeting: (i) the name and address of such stockholder; (ii) the class and number of shares of the Company's stock which are beneficially owned by the stockholder; (iii) a brief description of the business or proposal desired to be brought before the meeting and the reasons for conducting such at the meeting; (iv) any material interest of the stockholder in such business or proposal; and (v) such other information regarding such business or proposal as would be required to be included in a proxy statement pursuant to the rules of the Securities and Exchange Commission regardless of whether such other business or proposal may be included in any such proxy statement. The foregoing notice requirements of this Section 5 shall be deemed satisfied by a stockholder with respect to business if the stockholder has notified the Company of his, her or its intention to present a proposal at the meeting of stockholders in compliance with applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such meeting of stockholders. No business shall be conducted at any meeting of stockholders except that which has been brought before such meeting in strict compliance with the terms and procedures of this Section.

ARTICLE II ‑ STOCK

Section 1. Stock Certificates.

(a)
Unless otherwise required by applicable law or authorized by the Board of Directors, from and after March 1, 2017, all shares of the Company shall be issued, recorded and transferred exclusively in uncertificated book-entry form in accordance with a direct registration program operated by a clearing agency registered under Section 17A of the Exchange Act. Shares of the Company represented by certificates that were issued prior to March 1, 2017 shall continue to be certificated securities of the Company until the certificates therefor have been surrendered to the Company.

(b)
Certificates for shares of the capital stock of the Company shall be issued only to the extent as may be required by applicable law or as otherwise authorized by the Board of Directors, and if so issued shall be in such form as shall be approved by the Board of Directors. Any such certificates shall be signed by or have engraved thereon a facsimile signature of the Chief Executive Officer and the Secretary or an Assistant Secretary, certifying the number and class of the Company’s shares held by such stockholder.

Section 2. Transfer Agents and Registrars. The Board of Directors may, in its discretion, appoint responsible banks or trust companies or other appropriately qualified institutions to act as Transfer Agents and Registrars of the stock of the Company; and, upon such appointments being made, no stock certificate shall be valid until countersigned by one of such Transfer Agents and registered by one of such Registrars. Where any such certificate is registered with the manual signature of a Registrar, the countersignature of a Transfer Agent may be a facsimile or engraved, stamped or printed. The Board of Directors may also make such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of uncertificated shares or certificates for shares of the capital stock of the Company.

Section 3. Transfer of Stock. Shares of stock may be transferred by delivery of the certificates therefore, accompanied by an assignment in writing on the back of the certificates or by written power of attorney to sell, assign and transfer the same, signed by the record holder thereof, upon receipt of proper transfer instructions from the owner of uncertificated shares, or upon the escheat of said shares under the laws of any state of the United States. In no event shall a transfer of shares affect the right of the Company to pay any dividend upon the stock to the holder of record thereof for all purposes, and no transfer shall be valid, except between the parties thereto, until such transfer shall have been made upon the books of the Company.

Section 4. Lost Certificates. In case any certificate of stock shall be lost, stolen or destroyed, the Board of Directors, in its discretion, may authorize the issue of, or provide for the manner of issuing, uncertificated shares in place of the certificate so lost, stolen or destroyed; provided, that, in each such case, the applicant for such uncertificated shares shall furnish to the Company and to such of its Transfer Agents and Registrars as may require the same evidence to their satisfaction, in their discretion, of the loss, theft or destruction of such certificate and of the ownership thereof, and also such security or indemnity as may be required by them.

Section 5. Record Date. The Board of Directors may fix a record date for the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof; to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock; or for the purpose of any other lawful action. The record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and the record date shall not be more than sixty (60) days prior to the date of such meeting or such action, or, with respect to any such meeting, less than ten (10) days before the date of such meeting. Only stockholders of record on the record date shall be entitled to notice of and to vote at such meeting, or to receive such dividends or rights, or to exercise such rights, as the case may be. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting. The Board of Directors may fix a record date for the purpose of determining the stockholders entitled to consent to corporate action in writing without a meeting, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors.

Section 6. Dividends. The Board of Directors may declare and pay such dividends upon the shares of the Company’s capital stock out of the surplus of the Company as it may deem expedient and as the condition of the Company shall warrant.

ARTICLE III ‑ BOARD OF DIRECTORS

Section 1. Number and Term of Office. The number of directors may be changed at any time and from time to time by vote at a meeting or by written consent of the holders of stock entitled to vote on the election of directors, or by a resolution of the Board of Directors, except that no decrease in the number of directors shall shorten the term of any director in office at the time of such decrease unless such director is specifically removed pursuant to Article Fourth, Section B.2.d. of the Company's Restated Certificate of Incorporation. Each director shall continue in office until his or her successor shall have been elected and qualified, or until his or her earlier resignation or removal.

Section 2. Director Nominations. Nominations for the election of directors, whether by vote of the Common Stock and the Class B Common Stock voting together without regard to class or of the Common Stock voting as a separate class, may be made by (a) the Board of Directors, (b) the Governance Committee or other committee appointed by the Board of Directors, (c) a stockholder or stockholders holding at least twenty-five percent (25%) of the outstanding votes entitled to be cast by holders of the Common Stock and Class B Common Stock voting together without regard to class, or (d) any stockholder entitled to vote for the election of directors at a meeting of stockholders. Any stockholder entitled to vote for the election of directors at a meeting of stockholders may nominate one or more persons for election as director(s) as provided for in (d) above only if written notice of such stockholder's intent to make such nomination or nominations has been timely given to the Secretary of the Company. To be timely, such written notice must be delivered to or mailed and received at the principal executive offices of the Company (1) with respect to an election to be held at an annual meeting of stockholders, not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the anniversary of the date of the immediately preceding annual meeting, and (2) with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the fifteenth (15th) day following the date on which notice of such meeting was mailed to stockholders. Each such notice shall set forth: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder and the reason or reasons for such nomination or nominations; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement pursuant to the rules of the Securities and Exchange Commission regardless of whether such nomination or nominations may be included in any such proxy statement; and (v) the written consent of each nominee to serve as a director of the Company if so elected. The foregoing notice requirements of this Section 2 shall be deemed satisfied by a stockholder with respect to a nomination if the stockholder has notified the Company of his, her or its intention to make a nomination at the meeting of stockholders in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s nomination has been included in a proxy statement that has been prepared by the Company to solicit proxies for such meeting of stockholders. No nominations for director shall be considered at a meeting of stockholders except those made in strict compliance with terms and procedures of this Section.

Section 3. Board Governance. The Board of Directors and the Governance Committee of the Board shall each have the authority and power to adopt rules, and determine the standards for, governance of the Board and its standing and special committees and to set standards for the performance of directors' duties.

Section 4. Chairman of the Board of Directors. The Board of Directors shall annually elect one of its members to be Chairman of the Board of Directors and shall fill any vacancy in the position of Chairman of the Board of Directors at such time and in such manner as the Board of Directors shall determine. The Chairman of the Board of Directors may, but need not, be an officer of, or employed in an executive or any other capacity by, the Company.

The Chairman of the Board of Directors shall preside, when present, at all meetings of the stockholders and of the Board of Directors and shall have such other powers and perform such other duties as may from time to time be assigned or required by the Board of Directors.

Section 5. Lead Independent Director. If the Chairman of the Board of Directors is also an officer or employee of the Company, or for any other reason is not an independent director, then the independent directors of the Board of Directors shall annually elect one of the independent directors to serve as Lead Independent Director and shall fill any vacancy in the position of Lead Independent Director, when applicable, at such time and in such manner as the independent directors of the Board of Directors shall determine, provided that the Lead Independent Director may only be selected from among the independent directors.

In the absence of the Chairman of the Board of Directors, the Lead Independent Director (if any) shall preside, when present, at all meetings of the stockholders and of the Board of Directors. The Lead Independent Director (if any) shall also preside at all executive sessions or other meetings of the independent directors of the Board of Directors, and shall have such other powers and perform such other duties as may from time to time be assigned or required by the Board of Directors.

Section 6. Vice Chairman of the Board of Directors. The Board of Directors may elect one or more of its members to be a Vice Chairman of the Board of Directors and may fill any vacancy in the position of Vice Chairman of the Board of Directors at such time and in such manner as the Board of Directors shall determine. A Vice Chairman of the Board of Directors may, but need not, be an officer of, or employed in an executive or any other capacity by, the Company.

In the absence of the Chairman of the Board of Directors and, if applicable, the Lead Independent Director, a Vice Chairman of the Board of Directors (if any) shall preside, when present, at all meetings of the stockholders and of the Board of Directors and shall have such other powers and perform such other duties as may from time to time be assigned or required by the Board of Directors.

Section 7. Stated Meetings. The Board of Directors may by resolution appoint in advance the time and place for holding stated meetings of the Board, and such stated meetings may be held at the time and place so appointed without the giving of any notice. In case the day appointed for a stated meeting shall fall on a legal holiday, such meeting shall be held on the next following business day, not a legal holiday, at the same hour.

Section 8. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board of Directors, the Lead Independent Director or a Vice Chairman of the Board of Directors, by the Chief Executive Officer or by one‑sixth (calculated to the nearest whole number) of the total number of directors constituting the Board of Directors. Notice of any such meeting, setting forth the time and place of the meeting, shall be mailed to each director, addressed to him or her at his or her residence or usual place of business, not later than the second day before the day on which the meeting is to be held, or shall be sent to him or her at such place by telefacsimile or electronic mail, or be delivered personally, or by telephone or other oral means, not later than the day before the day on which the meeting is to be held. Except as may be indicated in the notice thereof, any and all business may be transacted at any special meeting.

Section 9. Notice of Meetings. Notice of any meeting of the Board of Directors or of any committee need not be given to any director if waived by him or her whether before or after such meeting, or if he or she shall be present at the meeting, and any meeting of the Board of Directors or of any committee shall be a legal meeting without any notice thereof having been given, if all the members shall be present.

Section 10. Participation by Conference Telephone. Members of the Board of Directors or of any committee may participate in a meeting of the Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 11. Quorum and Manner of Acting. A majority of the total number of directors constituting the Board of Directors at the time of any meeting shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.

Section 12. Directors' Fees. The Board of Directors shall have authority to determine the amount and form of compensation which shall be paid to its members.

ARTICLE IV ‑ COMMITTEES OF THE BOARD OF DIRECTORS

Section 1. Standing Committees. The standing committees of the Board of Directors shall be the Audit Committee, the Compensation and Executive Organization Committee, the Finance and Risk Management Committee, the Governance Committee, and the Executive Committee (or any successor to any of the foregoing committees having duties and responsibilities similar to such committee). The charter setting out the powers and duties of each standing committee shall be set by resolution of the Board.

Section 2. Other Committees. The Board of Directors may appoint other committees for such general or special purposes and for such terms as may be established by the Board, and the Board may delegate to any such committees such powers and duties of the Board as the Board may in its discretion determine.

Section 3. Committees, Meetings, Quorum and Manner of Acting. Stated and special meetings of the standing and other committees of the Board of Directors shall be held and notice thereof given in the same manner provided for meetings of the Board. The provisions of these By‑laws relating to the determination of a quorum, the manner of acting, and participation by conference telephone at meetings of the Board shall apply to the standing and other committees of the Board.

ARTICLE V ‑ OFFICERS

Section 1. Stated and Other Officers. The stated officers of the Company shall be the following, one or more of which positions may be filled or left vacant at the discretion of the Board of Directors (provided the requirements of the Delaware General Corporation Law relating to officers are complied with): the Chief Executive Officer; the President; the Chief Operating Officer; Senior Vice President(s); Executive Vice President(s); Vice President(s); Division President(s); the Chief Financial Officer; the General Counsel; the Controller; the Chief Accounting Officer; the Secretary; and the Treasurer. The Board of Directors may by resolution designate the Chairman of the Board of Directors or any Vice Chairman or Vice Chairmen of the Board of Directors to be officers of the Company. More than one office may be held by the same person. The Board of Directors or the Executive Committee of the Board of Directors may also appoint such other officers and agents as may be necessary or advisable in the conduct of the business and affairs of the Company.

Section 2. Term of Office. The stated officers shall hold office for such terms as the Board of Directors may designate, and if not so designated, until their respective successors are elected and qualified or their earlier resignation or removal. Other officers shall hold office for such terms as the Board of Directors or Executive Committee may determine.

Section 3. Removal of Officers. Any stated officer may be removed at any time, either with or without cause, by the Board of Directors, and any other officer may be removed at any time, either with or without cause, by the Board of Directors or the Executive Committee.

Section 4. Vacancies. A vacancy in any stated officer position may be filled by the Board of Directors and a vacancy in any other officer position may be filled by the Board of Directors or the Executive Committee.

Section 5. Chief Executive Officer. The Chief Executive Officer shall have active and general supervision and management over the business and affairs of the Company and shall have full power and authority to act for all purposes for and in the name of the Company in all matters except where action of the Board is required by law, these By-laws, or resolutions of the Board. In the case of the Chief Executive Officer being unavailable to perform the duties of office for periods of short duration, the Chief Executive Officer shall have the authority to designate who shall act as Chief Executive Officer for such period; failing such designation, the Chief Operating Officer, if any, shall act as Chief Executive Officer for such period.

Section 6. Other Officers. The other officers of the Company shall have such powers and perform such duties as may from time to time be assigned or required by the Board of Directors, the Executive Committee, the Chief Executive Officer, or their superior or as is customary and usual for the position.

Section 7. Compensation. The compensation of the stated officers of the Company shall be fixed, or the method for doing so shall be provided for, by the Board of Directors.

ARTICLE VI ‑ INDEMNIFICATION

Section 1. General. The Company shall indemnify and hold harmless, to the fullest extent permitted by the Delaware General Corporation Law as it presently exists or may be hereafter amended from time to time, any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism or proceeding, whether civil, criminal, administrative or investigative ("Proceeding") by reason of the fact that such person, or a person for whom such person is the legal representative, is or was

(a)     a director or officer of the Company or its subsidiaries, or

(b)     a director, officer or employee of the Company and is or was serving at the request of the Company through designation by the Chief Executive Officer as a director, officer, employee, agent or fiduciary of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person or on such person's behalf in connection with any such Proceeding. However, except as provided for in Section 4 of this Article, the Company shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was or is authorized by the Board of Directors of the Company.

Section 2. Advancement of Expenses. The Company shall pay the reasonable expenses (including attorneys' fees) as and when incurred by a director or officer of the Company in connection with any Proceeding described in Section 1 of this Article in advance of its final disposition, provided, however, that such payment shall be made only upon a receipt of an undertaking by the director or officer to repay all expenses (including attorneys' fees) advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article or otherwise. Payment of such expenses (including attorneys' fees) incurred by employees of the Company designated by the Chief Executive Officer in accordance with Section 1 of this Article may be made by the Board of Directors in its discretion upon such terms and conditions, if any, as it deems appropriate.

Section 3. Rights Not Exclusive. The rights conferred on any person by this Article shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, these By-laws, agreement, vote of stockholders or disinterested directors, or otherwise. The indemnification and advancement of expenses provided for by this Article shall continue as to a person who has ceased to be a director, officer or employee described in Section 1 and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 4. Claims. If a claim by a director, officer or employee described in Section 1 for indemnification or advancement of expenses under this Article is not paid in full within thirty days after a written claim therefor has been received by the Company, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid in full all costs and expenses (including attorneys' fees) of prosecuting such claim. In any such action, the Company shall have the burden of proving that the claimant was not entitled to the requested indemnification or advancement of expenses under applicable law and this Article.

Section 5. Limitation on Indemnification. The Company's obligation to indemnify or advance expenses under this Article to a person who is or was serving at the request of the Company (as provided for in Section 1) as a director, officer, employee, agent or fiduciary of any other corporation, partnership, joint venture, trust, nonprofit entity, employee benefit plan or other enterprise shall be secondary and supplemental to any indemnification obligation of such corporation, partnership, joint venture, trust, nonprofit entity, employee benefit plan or other enterprise, and any amounts otherwise payable under this Article shall be reduced by the amount such person is entitled to pursuant to such other indemnification.

Section 6. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to or at the time of such repeal or modification.

ARTICLE VII ‑ EMERGENCY CONDITIONS

Section 1. Board of Directors. During any emergency resulting from an attack on the United States or on a locality in which the Company conducts its business or customarily holds meetings of its Board of Directors or its stockholders or during a nuclear or atomic disaster or during the existence of any catastrophe, or other similar emergency condition (any of the foregoing is hereinafter referred to as an "Emergency Condition"), as a result of which a quorum of the Board of Directors cannot readily be convened for action (including by telephone), then in addition to any director or directors who are able and available, the executive officers of the Company, as and in the order designated in advance by the Chief Executive Officer of the Company and approved by the Board of Directors, who are able and available, shall be deemed for all purposes to be directors to the extent required to constitute a quorum for any meeting of the Board of Directors during such Emergency Condition, notwithstanding any limitations or other provisions contained in the Restated Certificate of Incorporation, these By-laws or resolutions of the Board of Directors in effect at the time of the Emergency Condition.

Section 2. Chief Executive Officer. If as a result of any Emergency Condition or due to his incapacitation, the Chief Executive Officer is unable or unavailable to act, then until the Chief Executive Officer becomes able and available to act or a new Chief Executive Officer is elected by the Board of Directors, the officer of the Company, as and in the order designated in advance by the Chief Executive Officer of the Company and approved by the Board of Directors, who is able and available to act shall act as Chief Executive Officer of the Company.

Section 3. Notice of Meetings. During an Emergency Condition or during any time in which the Chief Executive Officer becomes unable or unavailable to act, a meeting of the Board of Directors may be called by the Chairman of the Board of Directors, the Lead Independent Director (if any) or the Chair of the Governance Committee. If none of the foregoing is able and available, then a meeting of the Board of Directors may be called by any director, and if none are able and available to do so, by any executive officer of the Company. Such meeting shall be called by notice of the time and place given to such of the directors, or officers serving as directors in accordance with this Article, as it may be feasible to reach at the time and by such means (including electronic) as may be feasible at the time.

Section 4. Powers During an Emergency Condition. During an Emergency Condition, the Board of Directors (including those serving as directors pursuant to Section 1 above) may take any acts in good faith deemed necessary and in the best interests of the Company, including, but not limited to, changing the head office or designating several alternative head offices or regional offices of the Company, or providing for and from time to time modifying lines of succession in the event that during any such Emergency Condition any or all officers or agents of the Company shall for any reason be rendered incapable of discharging their duties.

Section 5. Liability. No officer or director shall be liable for any act taken in accordance with this Article during an Emergency Condition, except for willful misconduct.

Section 6. Effectiveness of Other By-laws. To the extent not inconsistent with the provisions of this Article, the other By-laws of the Company shall remain in effect during any Emergency Condition.

ARTICLE VIII - FORUM FOR ADJUDICATION OF DISPUTES

With respect to any action arising out of any act or omission occurring after the adoption of this Article VIII of these By-laws, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery lacks jurisdiction, the federal district court for the District of Delaware unless said court lacks subject matter jurisdiction, in which case, the Superior Court of the State of Delaware) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim arising under any provision of the Delaware General Corporation Law, the Restated Certificate of Incorporation or these By-laws or (d) any action asserting a claim governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE IX - AMENDMENTS

These By‑laws may be amended or repealed, in whole or in part, and new By‑laws may be adopted, either by the affirmative vote of a majority of the votes entitled to be cast by the holders of the Common Stock and the Class B Common Stock voting together without regard to class, given at any meeting of stockholders or by a consent, or by the affirmative vote of two‑thirds (calculated to the nearest whole number) of the total number of directors constituting the Board of Directors, given at any meeting of directors or by a consent.